Exhibit 99.1

Popular, Inc. Announces Second Quarter 2020 Financial Results

•	Net income of $127.6 million in Q2 2020, compared to net income of $34.3 million in Q1 2020.

•	Net interest margin of 3.25% in Q2 2020, compared to 3.94% in Q1 2020; Net interest margin on a taxable equivalent basis of 3.56% in Q2 2020, compared to 4.34% in Q1 2020.

•	Credit Quality:

•	Non-performing loans held-in-portfolio (“NPLs”) decreased by $8.5 million from Q1 2020; NPLs to loans ratio at 2.6% vs. 2.8% in Q1 2020;

•	Net charge-offs (“NCOs”) increased by $2.4 million from Q1 2020; NCOs at 0.92% of average loans held-in-portfolio vs. 0.91% in Q1 2020;

•	Allowance for credit losses (“ACL”) to loans held-in-portfolio at 3.16% vs. 3.32% in Q1 2020; and

•	ACL to NPLs at 120.8% vs. 119.7% in Q1 2020.

•	Common Equity Tier 1 ratio of 15.70%, Common Equity per Share of $68.40 and Tangible Book Value per Share of $60.13 at June 30, 2020.

SAN JUAN, Puerto Rico — (BUSINESS WIRE) — Popular, Inc. (the “Corporation,” “Popular,” “we,” “us,” “our”) (NASDAQ:BPOP) reported net income of $127.6 million for the quarter ended June 30, 2020, compared to net income of $34.3 million for the quarter ended March 31, 2020.

Ignacio Alvarez, President and Chief Executive Officer, said: “We reported net income of $127.6 million for the quarter, notwithstanding the challenging economic environment resulting from the coronavirus pandemic and the historically low interest rate scenario. After 126 years in the banking business, we know success requires that we act quickly and decisively, putting people first. I want to express my gratitude to our employees for their commitment to serve our customers and their creativity and ability to adapt to a rapidly changing situation. We continue to support the communities we serve during these difficult times by providing payment deferrals to more than 120,000 customers and have also provided assistance to health care professionals and non-profit organizations as they battle the pandemic. I would also like to thank our customers for their continued trust and for adapting to this new reality. They have accelerated their adoption of digital channels, helping us reach an important milestone – more than one million active users in our digital banking platform.

We are aware that there remains much uncertainty as to the future of the economy. Economic performance will continue to be tied to developments on the health front, which are very difficult to predict. If the health situation deteriorates, leading to a new round of restrictions on businesses, this will obviously hamper the economic recovery. The strength of our balance sheet, levels of capital and liquidity place us in a strong position to continue to serve our clients and weather the challenges that may lie ahead.”

Significant Events

Financial Highlights

For the second quarter of 2020 the Corporation recorded a net income of $127.6 million, compared to a net income of $34.3 million for the previous quarter. The results for both periods were significantly impacted by the COVID-19 pandemic, which has affected the markets in which we operate and our results of operations, as explained below.

The Corporation’s total assets increased by $10.0 billion during the quarter to $62.8 billion, primarily due to an increase in deposits of $9.0 billion, of which $4.2 billion were from the public sector, driven by Federal and Puerto Rico Government assistance programs related to the pandemic. Most of this increased liquidity was deployed in overnight Fed Funds or in short-term U.S. Treasury securities and to originate $1.4 billion in Small Business Administration (“SBA”) loans under the Payment Protection Program (“PPP”). These are all lower yielding assets. This change in the composition of our earning assets, coupled with the effect of the declines in market interest rates, resulted in a compression of the Corporation’s net interest margin which declined 69 basis points during the quarter to 3.25%. Net interest income for the quarter ended June 30, 2020 was $450.9 million compared to $473.1 million in the previous quarter, a decrease of $22.2 million.

Coronavirus (COVID-19) Pandemic

The Corporation’s results for the second quarter of 2020 reflect the impact of the continued business disruption caused by the pandemic, the relief measures implemented by the Corporation and by the federal, state and local governments in response thereto. Certain of the measures imposed by the governments of Puerto Rico, the United States mainland and United States Virgin Islands, including lockdowns, business closures, mandatory curfews and limits to public activities, were relaxed late in the second quarter of 2020 to allow for the gradual reopening of the economy. Nevertheless, economic activity was negatively impacted by the pandemic throughout the quarter, which in turn impacted our financial results. The recent regional resurgence in the spread of the virus has also led to the reinstitution of certain restrictive health and safety measures. For example, in July 16, 2020, as a result of the resurgence of COVID-19 cases on the Island, the Government of Puerto Rico scaled back measures to reopen the economy, including by further restricting non-essential business establishments and public activities.

As previously disclosed, the Corporation implemented several financial relief programs in response to the pandemic, including payment moratoriums, suspensions of foreclosures and other collection activity, as well as waivers of certain fees and service charges, such as late-payment charges and ATM transaction fees. In the case of Puerto Rico, the moratoriums for all consumer products are mandated by local law. As of June 30, 2020, the Corporation had granted a loan payment moratorium to 116,226 eligible retail customers with an aggregate book value of $3.9 billion, and to 5,003 eligible commercial clients with an aggregate book value of $4.1 billion as detailed below. Covid-related moratoriums began in March of 2020 and are set to expire between July 1, 2020 and September 30, 2020, depending on the loan product and deferral agreements with the borrowers. Other clients benefitted from moratoriums since mid-January 2020 as a result of various areas of Puerto Rico being declared disaster areas as a result of the January earthquakes.

Loan portfolio affected by Covid-related moratoriums	Loan count	Book Value (In thousands)	Percentage by portfolio
Mortgage	16,595	$2,108,825	28.0%
Auto loans	47,975	907,651	31.3%
Lease financing	10,600	431,285	39.3%
Credit cards	19,256	107,644	11.0%
Other consumer loans	21,800	313,014	16.6%
Commercial	5,003	4,116,697	28.0%

Total	121,229	$7,985,116	27.5%

The delinquency status of loans subject to the Corporation’s payment moratorium programs remains unaltered during the payment deferral period and the Corporation continues to accrue interest income during such term.

As of June 30, 2020, the Corporation had secured funding approval for over 28,000 loans totaling approximately $1.4 billion under the Small Business Administration’s (“SBA”) Payroll Protection Program (“PPP”). Approximately $1.2 billion of such loans were granted in Puerto Rico, $215 million in the mainland United States and $29 million in the U.S. Virgin Islands. The average size of loans extended under the PPP was approximately $45,000 in Puerto Rico and the U.S. Virgin Islands and $152,000 in the mainland United States. The Corporation will continue to extend PPP loans while the program remains open and is now working on the second part of the process, loan forgiveness, which is expected to be completed predominantly through digital channels.

During the second quarter, the Corporation’s revenue streams were also impacted by reduced consumer transaction activity, the waiver of certain late fees and service charges, including ATM transaction fees, as well as the temporary suspension of auto loans and leases as well as mortgage originations and related securitization and loan sale activities. Collectively, these revenue captions experienced a decrease of approximately $21.9 million when compared to the previous quarter and of approximately $27.2 million when compared to the same quarter of the previous year, reflecting the impact of the COVID-19 pandemic. As of July 2020, the corporation reinstated most of the fees waived as a result of the pandemic as well as its normal collection efforts. The speed at which earnings from those activities return to pre-pandemic levels remain highly uncertain and depend on client activity and the economic recovery.

Mortgage loan origination activity resumed during the month of May. Origination volumes and related mortgage loan securitization activity reflect the impact of the lockdown for a portion of the second quarter of 2020, although the origination volumes for the month of June reflect an increase to a level that is comparable to the same period of the previous year.

The extent to which the pandemic further impacts our business, results of operations and financial condition (including our regulatory capital, liquidity ratios and realizability of deferred tax assets), as well as the operations of our clients, customers, service providers and suppliers, will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities and other third parties in response thereto.

Common Stock Repurchase Plan

On May 27, 2020, the Corporation completed its previously announced $500 million accelerated share repurchase transaction (“ASR”) for 2020 with respect to its common stock. On March 19, 2020 (the “early termination date”), the dealer counterparty to the ASR exercised its right under the ASR agreement to terminate the transaction because the trading price of the Corporation’s common stock fell below a specified level due to the effects of the COVID-19 pandemic on the global markets. As a result of such early termination, the final settlement of the ASR, which was originally expected to occur during the fourth quarter of 2020, occurred during the second quarter of 2020.

Under the ASR, the Corporation prepaid $500 million and received from the dealer counterparty an initial delivery of 7,055,919 shares of common stock on February 3, 2020. As part of the final settlement of the ASR, the Corporation received an additional 4,763,216 shares of common stock after the early termination date. In total the Corporation repurchased 11,819,135 shares at an average price per share of $42.3043 under the ASR. The Corporation accounted for the ASR as a treasury stock transaction. This transaction increased by $2.20 the Corporation’s tangible book value per share.

Goodwill Impairment Evaluation

As disclosed in the Form 10-Q for the quarter ended March 31, 2020, the Corporation deemed the effects of the current and projected interest rate environment and the continued effects of the pandemic on the valuation of the Corporation and its subsidiaries, as an interim triggering event for the evaluation of goodwill. During the second quarter, management has continued to monitor changes in circumstances to determine if these changes would more likely than not result in an impairment of goodwill. The Corporation expects to complete its evaluation prior to the filing of its Form 10-Q for the quarter ended June 30, 2020 with the Securities and Exchange Commission. An impairment of goodwill would result in a non-cash expense, net of tax impact. A charge to earnings related to a goodwill impairment would not impact regulatory capital calculations.

Earnings Highlights

(Unaudited)	Quarters ended			Six months ended
(Dollars in thousands, except per share information)	30-Jun-20	31-Mar-20	30-Jun-19	30-Jun-20	30-Jun-19
Net interest income	$450,881	$473,095	$476,316	$923,976	$947,279
Provision for credit losses - loan portfolios	63,104	188,995	40,191	252,099	82,016
Provision (reversal) for credit losses - investment securities	(655)	736	—	81	—

Net interest income after provision for credit losses	388,432	283,364	436,125	671,796	865,263
Other non-interest income	112,055	126,643	138,326	238,698	274,756
Operating expenses	348,231	372,608	363,015	720,839	710,435

Income before income tax	152,256	37,399	211,436	189,655	429,584
Income tax expense	24,628	3,097	40,330	27,725	90,553

Net income	$127,628	$34,302	$171,106	$161,930	$339,031

Net income applicable to common stock	$127,275	$33,602	$170,175	$160,877	$337,169

Net income per common share -basic	$1.49	$0.37	$1.77	$1.83	$3.46

Net income per common share - diluted	$1.49	$0.37	$1.76	$1.83	$3.45

Net interest income on a taxable equivalent basis – Non-GAAP financial measure

Net interest income, on a taxable equivalent basis, is presented with its different components in Table D for the quarter and six month period ended June 30, 2020 and comparable periods, segregated by major categories of interest earning assets and interest-bearing liabilities.

Interest earning assets include investment securities and loans that are exempt from income tax, principally in Puerto Rico. The main sources of tax-exempt interest income are certain investments in obligations of the U.S. Government, its agencies and sponsored entities, and certain obligations of the Commonwealth of Puerto Rico and/or its agencies and municipalities and assets held by the Corporation’s international banking entities. To facilitate the comparison of all interest related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates for each period. Net interest income on a taxable equivalent basis is a non-GAAP financial measure. Management believes that this presentation provides meaningful information since it facilitates the comparison of revenues arising from taxable and tax-exempt sources.

Non-GAAP financial measures used by the Corporation may not be comparable to similarly named Non-GAAP financial measures used by other companies.

Net interest income

Net interest income for the quarter ended June 30, 2020 was $450.9 million compared to $473.1 million in the previous quarter, a decrease of $22.2 million. Net interest income, on a taxable equivalent basis, for the second quarter of 2020 was $493.0 million, a decrease of $28.4 million when compared to $521.4 million in the first quarter of 2020.

The net interest margin decreased by 69 basis points to 3.25% in the second quarter of 2020, compared to 3.94% in the previous quarter. The lower margin for the quarter is mainly as a result of three major factors: the decrease of 150 basis points in the Federal Funds Rate in mid-March, the increase in average deposits by $7.3 billion which were redeployed mostly at overnight Fed Funds, short-term U.S. Treasury securities and $1.4 billion ($913 million in average balance) in loans under the SBA PPP. These assets, although accretive to net interest income, are low yielding assets and compressed the net interest margin. The redeployment in relatively short tenured assets respond to the uncertainty of the tenure of the deposit growth. On a taxable equivalent basis, net interest margin was 3.56 % compared to 4.34% in the first quarter of 2020, a decrease of 78 basis points. The main variances in net interest income on a taxable equivalent basis were:

•

Lower income from money market, trading and investment securities by $24.2 million of which $46.7 million came from lower yields by 99 basis points related to the above-mentioned decrease in the Federal funds rate, partially offset by an increase in interest income of $22.4 million caused by the increase in average volume of $6.6 billion; and

•

lower interest income from loans by $23.8 million mainly driven by the decrease in yields of 55 basis points, partially offset by an increase in volume of $875 million. As mentioned above the loans issued under the SBA PPP carry a low yield of approximately 2.85%, including the amortization of fees received under the program. The decrease in yield is also impacted by the waived fees on past due loans associated to the moratoriums granted in order to mitigate the financial impact of the pandemic.

Partially offset by:

•

Lower interest expense on deposits by $19.3 million due to lower interest cost by 29 basis points resulting from the decrease in market rates, mostly on Puerto Rico Government and U.S. deposits, partially offset by higher average balance of interest-bearing deposits of $5.3 billion. This increase is related to inflow of deposits from the relief and assistance programs provided by the P.R. and Federal governments in response to the pandemic. Payment moratoriums and the closure of economic activity may have also contributed to this outcome. Non-interest-bearing deposits increased $2.0 billion in average quarter over quarter.

The net interest income for the Banco Popular de Puerto Rico (“BPPR”) segment amounted to $387.2 million for the quarter ended June 30, 2020, compared to $409.6 million in the previous quarter. The net interest margin for the second quarter of 2020 was 3.39%, a decrease of 83 basis points when compared to 4.22% for the previous quarter. The decrease in net interest margin was impacted by lower loan fees resulting from waivers granted due to the COVID-19 pandemic, the decrease in interest rates and a higher average balance of deposits by $6.8 billion which are mostly invested in overnight Fed Funds or in short-term U.S. Treasury securities. The issuance of PPP loans in BPPR amounted to $1.2 billion or $770 million in average loan balances during the second quarter. The cost of interest-bearing deposits was 0.28%, half of the cost reported in the first quarter of 0.56%, mostly driven by a lower cost of Puerto Rico Government deposits. Total cost of deposits for the quarter was 0.22%, compared to 0.44% reported in the first quarter of 2020, a decrease of 22 basis points.

Net interest income for Popular Bank (“Popular U.S.” or “PB”) was $73.7 million, for the quarter ended June 30, 2020, compared to $72.7 million during the previous quarter. The increase of $1.0 million in net interest income was primarily due to lower deposit costs by 26 basis points, partially offset by lower yields on debt securities, both driven by the decrease in market rates. Commercial and mortgage loan yields also decreased due to lower service fees related to waivers granted due to the pandemic, lower origination rates and the origination of PPP loans of approximately $207 million or $146 million in average loan balance during the second quarter. Net interest margin for the quarter was 3.07%, a decrease of 14 basis points when compared to 3.21% reported in the first quarter of 2020. Earning assets yielded 4.02%, compared to 4.37% in the previous quarter. The cost of interest-bearing deposits was 1.18%, compared to 1.44% in the previous quarter. Total cost of deposits for the quarter was 1.01%, compared to 1.25% reported in the first quarter.

Non-interest income

Non-interest income decreased by $14.6 million to $112.0 million for the quarter ended June 30, 2020, compared to $126.6 million for the quarter ended March 31, 2020. The decrease in non-interest income was primarily driven by:

•	Lower service charges on deposit accounts by $11.5 million, mainly in the BPPR segment, due to lower transactions resulting from business disruptions and the waiver of fees related to the pandemic;

•

lower other services by $12.7 million, mainly in the BPPR segment, due to lower debit and credit card fees by $8.6 million due to lower transactional volumes resulting from business disruptions related to the pandemic, which also resulted in the elimination of service charges and late fees, lower insurance fees by $1.7 million, and lower commission income by $1.4 million principally in the broker-dealer subsidiary; and

•

lower income from mortgage banking activities by $2.6 million mainly due to lower mortgage servicing fees by $1.9 million and higher unfavorable fair value adjustments on mortgage servicing rights (“MSRs”) by $2.4 million mainly due to a decrease in float earnings and a reduction in late fee revenues resulting from the moratoriums and fee waivers granted as a result of the pandemic relief efforts, partially offset by higher gains on securitization transactions and whole loan sales by $1.5 million;

Partially offset by:

•	an increase in net unrealized gain on equity securities of $5.2 million mainly related to employee deferred compensation plans that have an offsetting expense on personnel related expenses;

•	a favorable variance in adjustments to indemnity reserves on previously sold loans of $3.6 million mainly due to a lower provision related to loans previously sold with credit recourse; and

•

higher other operating income by $2.6 million mostly due to a gain of $5.6 million recognized as a result of the sale and partial leaseback of the corporate office building that houses our auto lending subsidiary, partially offset by lower daily rental revenues by $1.2 million.

Refer to Table B for further details.

Operating expenses

Operating expenses for the second quarter of 2020 totaled $348.2 million, a decrease of $24.4 million from the first quarter of 2020. The decrease in operating expenses was driven primarily by:

•

Lower personnel cost by $7.7 million due to lower commission, incentive and other bonuses by $9.2 million, mainly related to a special incentive to front-line employees during the COVID-19 pandemic amounting to $3.4 million which was granted during the first quarter of 2020, lower stock based compensation expense by $3.8 million due to awards granted in the first quarter and lower employment taxes by $2.4 million; partially offset by higher employee deferred compensation plans expense by $4.8 million, resulting from the unrealized gains in equity securities reflected by the Corporation, as administrator of these plan;

•

lower professional fees by $8.5 million due to lower processing and technology services by $3.4 million, mainly as a result of lower number of transactions, lower advisory expenses by $2.3 million, lower legal fees by $1.1 million and lower audit and tax services by $0.7 million;

•	lower business promotion by $1.9 million due to lower advertising expense;

•	lower OREO expenses by $2.8 million due to the temporary suspension of foreclosure activity as part of the pandemic relief measures; and

•	lower other operating expenses by $1.5 million mainly due to lower mortgage loans servicing operational losses and lower legal contingency reserves.

Full-time equivalent employees were 8,525 as of June 30, 2020, compared to 8,551 as of March 31, 2020.

For a breakdown of operating expenses by category refer to Table B.

Income taxes

For the quarter ended June 30, 2020, the Corporation recorded an income tax expense of $24.6 million, compared to $3.1 million for the previous quarter. The increase in income tax expense was mainly attributed to higher income before tax during the second quarter of 2020. The effective tax rate (“ETR”) for the second quarter of 2020 was of 16%, compared to 8% in the previous quarter.

The ETR of the Corporation is impacted by the composition and source of its taxable income. For the remainder of 2020, the Corporation currently expects its consolidated ETR to be within the 14% to 17% range.

Credit Quality

The Corporation exhibited stable credit quality metrics in the second quarter of 2020 as Popular continued to provide financial relief to customers impacted by the pandemic. The effect of the pandemic and the full extent of its economic disruption remains uncertain. Management believes that the improvement over the last few years in the risk profile of the Corporation’s loan portfolios better positions Popular to operate successfully under the ongoing challenging environment. Management will continue to carefully monitor the exposure of the portfolios to COVID-19 pandemic related risks, changes in the economic outlook of the regions in which we operate and how delinquencies and NCOs evolve after the period of payment deferrals lapses during the third quarter of 2020.

The following presents credit quality results for the second quarter of 2020:

•

At June 30, 2020, total non-performing loans held-in-portfolio decreased by $8.5 million from March 31, 2020. BPPR’s NPLs decreased by $9.1 million, driven by lower mortgage and consumer (mostly auto loans), by $7.2 million and $5.3 million, respectively. Popular Bank’s NPLs remained flat quarter-over-quarter. During the first quarter of 2020, as a result of the implementation of CECL for purchased credit deteriorated (“PCD”) loans, the NPLs increased by $278 million. At June 30, 2020, the ratio of NPLs to total loans held-in-portfolio was 2.6% compared to 2.8% in the first quarter of 2020.

•

Inflows of NPLs held-in-portfolio, excluding consumer loans, increased by $21.0 million quarter-over-quarter. In Puerto Rico, commercial inflows increased by $9.2 million when compared to the first quarter of 2020, driven by a single $6.7 million loan relationship, while the mortgage inflows increased by $6.6 million. The PB inflows increased by $5.2 million from the previous quarter, mainly driven by higher mortgage inflows of $3.4 million during the period.

•

NCOs increased by $2.4 million from the first quarter of 2020, primarily driven by higher BPPR mortgage NCOs by $2.0 million. The Corporation’s ratio of annualized net charge-offs to average loans held-in-portfolio was 0.92%, compared to 0.91% in the first quarter of 2020. Refer to Table M for further information on net charge-offs and related ratios.

•

For the first quarter of 2020’s ACL computation, the Corporation utilized the March 27 Moody’s Analytics’ S3 Downside Scenario. That scenario assumed a double-dip recession. The U.S. stimulus plan enabled GDP growth in the third quarter of 2020, but the economy declined again in Q4 and it was not until Q2 2021 that a sustained recovery began. Under that scenario, unemployment peaked in the second quarter of 2020 with rates of 13.0% and 13.5% and economic activity declined by 25.3% and 18.3% in the U.S. and P.R., respectively. The recovery period began in the second quarter of 2021 and third quarter of 2021 for the U.S. and P.R., respectively. For the second quarter’s ACL computation, the Corporation utilized Moody’s Analytics’ June Baseline scenario. This scenario assumes that a significant pickup in economic activity will occur in the third quarter of 2020 driven by federal assistance programs, followed by a period of tepid growth. Under this scenario, during the second quarter of 2020, the unemployment peaked with rates of 14.0% and 14.4% and economic activity declined by 33.4% and 24.6% in the U.S. and P.R., respectively. A sustained, albeit gradual, recovery begins in the fourth quarter of 2020 for the U.S. and P.R.

•

At June 30, 2020, the allowance for credit losses remained essentially flat, decreasing slightly by $1.3 million from the first quarter of 2020 to $918.4 million. The ACL reflects the current economic outlook, as well as downgrades in the internal credit rating of parts of the commercial portfolio, related to the impact of the COVID-19 pandemic. Incremental reserves in the prior quarter related to the pandemic amounted to $134 million. The ratio of the allowance for credit losses to loans held-in-portfolio was 3.16% in the second quarter of 2020, compared to 3.32% in the previous quarter. The ratio of the allowance for credit losses to NPLs held-in-portfolio stood at 120.8%, compared to 119.7% in the previous quarter.

•

The provision for credit losses for the second quarter of 2020 decreased by $125.9 million from the prior quarter. The provision for the BPPR and PB segments decreased by $52.6 million and $73.3 million, respectively, as the provision for the first quarter of 2020 included incremental reserves related to the COVID-19 pandemic impact. The provision to net charge-offs ratio was 97.2% in the second quarter of 2020, compared to 302.3% in the previous quarter.

Non-Performing Assets

(Unaudited)
(In thousands)	30-Jun-20	31-Mar-20	30-Jun-19
Total non-performing loans held-in-portfolio	$760,204	$768,675	$564,358
Non-performing loans held-for-sale	6,778	10,679	—
Other real estate owned (“OREO”)	113,940	123,922	118,851

Total non-performing assets	$880,922	$903,276	$683,209

Net charge-offs for the quarter	$64,953	$62,523	$47,153

Ratios:
Loans held-in-portfolio	$29,070,553	$27,662,272	$27,005,745
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.62%	2.78%	2.09%
Allowance for credit losses to loans held-in-portfolio	3.16	3.32	2.01
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	120.81	119.65	96.33

Refer to Table K for additional information.

Provision for Credit Losses - Loan Portfolios

(Unaudited)	Quarters ended			Six months ended
(In thousands)	30-Jun-20	31-Mar-20	30-Jun-19	30-Jun-20	30-Jun-19
Provision for credit losses:
BPPR	$60,423	$113,004	$28,975	$173,427	$60,429
Popular U.S.	2,681	75,991	11,216	78,672	21,587

Total provision for credit losses	$63,104	$188,995	$40,191	$252,099	$82,016

Credit Quality by Segment

(Unaudited)
(In thousands)	Quarters ended
BPPR	30-Jun-20	31-Mar-20	30-Jun-19
Provision for credit losses - loan portfolios	$60,423	$113,004	$28,975
Net charge-offs	62,143	59,517	37,167
Total non-performing loans held-in-portfolio	726,603	735,683	522,525
Allowance / loans held-in-portfolio	3.53%	3.74%	2.38%

	Quarters ended
Popular U.S.	30-Jun-20	31-Mar-20	30-Jun-19
Provision for credit losses - loan portfolios	$2,681	$75,991	$11,216
Net charge-offs	2,810	3,006	9,986
Total non-performing loans held-in-portfolio	33,601	32,992	41,833
Allowance / loans held-in-portfolio	2.13%	2.19%	0.97%

Financial Condition Highlights

(Unaudited)
(In thousands)	30-Jun-20	31-Mar-20	30-Jun-19
Cash and money market investments	$10,060,358	$6,387,267	$3,563,819
Investment securities	21,058,918	16,114,167	17,038,098
Loans	29,070,553	27,662,272	27,005,745
Total assets	62,845,352	52,803,639	50,617,221
Deposits	53,844,300	44,797,176	42,059,837
Borrowings	1,339,339	1,336,897	1,604,670
Total liabilities	57,065,187	47,134,034	44,897,387
Stockholders’ equity	5,780,165	5,669,605	5,719,834

Total assets increased by $10.0 billion from the first quarter of 2020, driven by:

•	An increase of $3.7 billion in cash and money market investments, mainly due to an increase in deposits, partially offset by purchases of available-for-sale debt securities;

•	An increase of $5.0 billion in debt securities available-for-sale mainly due to purchases of U.S. Treasury securities and mortgage-backed securities; and

•

An increase of $1.4 billion in loans held-in-portfolio mainly due to growth of commercial loans due to originations of PPP loans at both BPPR and PB and an increase of $411 million in mortgage loans due to an increase in the rebooking of GNMA loans subject to the repurchase option due to an increase in delinquency resulting from the moratorium. Loans in our serviced GNMA portfolio benefit from payment forbearance programs but continue to reflect the contractual delinquency until the borrower repays deferred payments or completes a payment deferral modification or other borrower assistance alternative.

Total liabilities increased by $9.9 billion from the first quarter of 2020, mainly due to:

•	An increase of $9.0 billion in deposits, mainly from an increase at BPPR of public sector deposits by $4.2 billion and retail and commercial demand and savings accounts by $5.0 billion; and

•

An increase of $0.9 billion in other liabilities due to an increase in the liability for GNMA loans sold with a repurchase option of $0.4 billion, and $0.4 billion in unsettled purchases of debt securities.

Stockholders’ equity increased by approximately $110.6 million from the first quarter of 2020, principally due to net income for the quarter of $127.6 million and higher unrealized gains on debt securities available-for-sale by $15.2 million, partially offset by declared dividends of $33.7 million on common stock (paid on July 1, 2020) and $0.3 million in dividends on preferred stock reflecting the reduction due to the redemption of the Series B Preferred Stock during the first quarter of 2020.

Common equity tier-1 ratio (“CET1”), common equity per share and tangible book value per share were 15.70%, $68.40 and $60.13, respectively, at June 30, 2020, compared to 15.79%, $64.08 and $56.17 at March 31, 2020. The regulatory capital ratios for the second quarter of 2020 reflect the impact of the new capital simplification rules, effective on April 1, 2020, which resulted in a reduction to CET1 of 48 bps. These rules alleviate the limitations to the amount of mortgage servicing assets and certain deferred tax assets allowed as CET1 and increased the risk weight for the portion of the deferred tax assets included as a component of CET1 from 100% to 250% among other provisions. Refer to Table A for capital ratios.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings (including as a result of any participation in and execution of government programs related to the COVID-19 pandemic), new accounting standards on the Corporation’s financial condition and results of operations, the scope and duration of the COVID-19 pandemic, actions taken by governmental authorities in response thereto, and the direct and indirect impact of the pandemic on Popular, our customers, service providers and third parties. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2019, our Form 10Q for the quarter ended March 31, 2020, and in our Form 10Q for the quarter ended June 30, 2020 to be filed with the Securities and Exchange Commission. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Conference Call

Popular will hold a conference call to discuss its financial results today Thursday, July 23, 2020 at 11:00 a.m. Eastern Time. The call will be open to the public and broadcasted live over the Internet and can be accessed through the Investor Relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through the dial-in telephone number 1-866-235-1201 or 1-412-902-4127. There is no charge to access the call.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Sunday, August 23, 2020. The replay dial-in is: 1-877-344-7529 or 1-412-317-0088. The replay passcode is 10145761.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

Table E - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

Table F - Mortgage Banking Activities and Other Service Fees

Table G - Loans and Deposits

Table H - Loan Delinquency - PUERTO RICO OPERATIONS

Table I - Loan Delinquency - POPULAR U.S. OPERATIONS

Table J - Loan Delinquency - CONSOLIDATED

Table K - Non-Performing Assets

Table L - Activity in Non-Performing Loans

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table N - Allowance for Credit Losses - Loan Portfolios - CONSOLIDATED

Table O - Allowance for Credit Losses - Loan Portfolios - PUERTO RICO OPERATIONS

Table P - Allowance for Credit Losses - Loan Portfolios - POPULAR U.S. OPERATIONS

Table Q - Reconciliation to GAAP Financial Measures

POPULAR, INC.

Financial Supplement to Second Quarter 2020 Earnings Release

Table A - Selected Ratios and Other Information

(Unaudited)

	Quarters ended			Six months ended
	30-Jun-20	31-Mar-20	30-Jun-19	30-Jun-20	30-Jun-19
Basic EPS	$1.49	$0.37	$1.77	$1.83	$3.46
Diluted EPS	$1.49	$0.37	$1.76	$1.83	$3.45
Average common shares outstanding	85,135,522	90,788,557	96,305,118	87,962,040	97,437,141
Average common shares outstanding - assuming dilution	85,161,661	90,892,961	96,457,448	88,039,712	97,591,989
Common shares outstanding at end of period	84,184,927	88,125,974	96,703,351	84,184,927	96,703,351
Market value per common share	$37.17	$35.00	$54.24	$37.17	$54.24
Market capitalization - (In millions)	$3,129	$3,084	$5,245	$3,129	$5,245
Return on average assets	0.87%	0.27%	1.38%	0.59%	1.39%
Return on average common equity	9.74%	2.50%	12.31%	6.06%	12.24%
Net interest margin (non-taxable equivalent basis)	3.25%	3.94%	4.11%	3.58%	4.16%
Net interest margin (taxable equivalent basis) -non-GAAP	3.56%	4.34%	4.50%	3.93%	4.53%
Common equity per share	$68.40	$64.08	$58.63	$68.40	$58.63
Tangible common book value per common share (non-GAAP) [1]	$60.13	$56.17	$51.44	$60.13	$51.44
Tangible common equity to tangible assets (non-GAAP) [1]	8.15%	9.50%	9.96%	8.15%	9.96%
Return on average tangible common equity [1]	11.23%	2.87%	14.07%	6.97%	14.00%
Tier 1 capital	15.77%	15.79%	16.80%	15.77%	16.80%
Total capital	18.27%	18.36%	19.39%	18.27%	19.39%
Tier 1 leverage	8.13%	8.94%	9.75%	8.13%	9.75%
Common Equity Tier 1 capital	15.70%	15.79%	16.80%	15.70%	16.80%

[1]	Refer to Table Q for reconciliation to GAAP financial measures.

POPULAR, INC.

Financial Supplement to Second Quarter 2020 Earnings Release

Table B - Consolidated Statement of Operations

(Unaudited)

	Quarters ended		Variance	Quarter ended	Variance	Six months ended
(In thousands, except per share information)	30-Jun-20	31-Mar-20	Q2 2020 vs. Q1 2020	30-Jun-19	Q2 2020 vs. Q2 2019	30-Jun-20	30-Jun-19
Interest income:
Loans	$429,670	$450,446	$(20,776)	$454,204	$(24,534)	$880,116	$901,917
Money market investments	2,015	12,000	(9,985)	22,534	(20,519)	14,015	51,754
Investment securities	76,884	87,912	(11,028)	94,241	(17,357)	164,796	175,277

Total interest income	508,569	550,358	(41,789)	570,979	(62,410)	1,058,927	1,128,948

Interest expense:
Deposits	42,780	62,101	(19,321)	78,449	(35,669)	104,881	149,275
Short-term borrowings	645	1,048	(403)	1,656	(1,011)	1,693	3,256
Long-term debt	14,263	14,114	149	14,558	(295)	28,377	29,138

Total interest expense	57,688	77,263	(19,575)	94,663	(36,975)	134,951	181,669

Net interest income	450,881	473,095	(22,214)	476,316	(25,435)	923,976	947,279
Provision for credit losses - loan portfolios	63,104	188,995	(125,891)	40,191	22,913	252,099	82,016
Provision (reversal) for credit losses - investment securities	(655)	736	(1,391)	—	(655)	81	—

Net interest income after provision for credit losses	388,432	283,364	105,068	436,125	(47,693)	671,796	865,263

Service charges on deposit accounts	30,163	41,659	(11,496)	39,617	(9,454)	71,822	78,308
Other service fees	52,084	64,773	(12,689)	74,031	(21,947)	116,857	138,338
Mortgage banking activities	3,777	6,420	(2,643)	(1,773)	5,550	10,197	8,153
Net gain (loss), including impairment, on equity securities	2,447	(2,728)	5,175	528	1,919	(281)	1,961
Net profit on trading account debt securities	82	491	(409)	422	(340)	573	682
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	2,222	957	1,265	—	2,222	3,179	—
Adjustments (expense) to indemnity reserves on loans sold	(1,160)	(4,793)	3,633	1,840	(3,000)	(5,953)	1,747
Other operating income	22,440	19,864	2,576	23,661	(1,221)	42,304	45,567

Total non-interest income	112,055	126,643	(14,588)	138,326	(26,271)	238,698	274,756

Operating expenses:
Personnel costs
Salaries	93,969	92,256	1,713	86,161	7,808	186,225	170,611
Commissions, incentives and other bonuses	16,076	25,258	(9,182)	22,636	(6,560)	41,334	48,397
Pension, postretirement and medical insurance	11,392	9,638	1,754	10,406	986	21,030	20,167
Other personnel costs, including payroll taxes	17,729	19,679	(1,950)	22,296	(4,567)	37,408	45,441

Total personnel costs	139,166	146,831	(7,665)	141,499	(2,333)	285,997	284,616
Net occupancy expenses	25,487	25,158	329	23,299	2,188	50,645	46,836
Equipment expenses	20,844	21,605	(761)	21,323	(479)	42,449	41,028
Other taxes	13,323	13,681	(358)	12,577	746	27,004	24,239
Professional fees
Collections, appraisals and other credit related fees	2,897	3,881	(984)	4,741	(1,844)	6,778	8,465
Programming, processing and other technology services	59,387	62,819	(3,432)	61,033	(1,646)	122,206	121,211
Legal fees, excluding collections	2,184	2,986	(802)	4,446	(2,262)	5,170	7,935
Other professional fees	28,079	31,385	(3,306)	25,028	3,051	59,464	45,103

Total professional fees	92,547	101,071	(8,524)	95,248	(2,701)	193,618	182,714
Communications	5,574	5,954	(380)	5,955	(381)	11,528	11,804
Business promotion	12,281	14,197	(1,916)	19,119	(6,838)	26,478	33,793
FDIC deposit insurance	5,340	5,080	260	5,278	62	10,420	10,084

Other real estate owned (OREO) expense	(344)	2,479	(2,823)	1,237	(1,581)	2,135	3,914
Credit and debit card processing, volume, interchange and other expenses	9,873	10,282	(409)	9,900	(27)	20,155	18,123
Other operating expenses
Operational losses	4,128	8,374	(4,246)	4,778	(650)	12,502	9,666
All other	18,217	15,423	2,794	20,431	(2,214)	33,640	38,935

Total other operating expenses	22,345	23,797	(1,452)	25,209	(2,864)	46,142	48,601
Amortization of intangibles	1,795	2,473	(678)	2,371	(576)	4,268	4,683

Total operating expenses	348,231	372,608	(24,377)	363,015	(14,784)	720,839	710,435

Income before income tax	152,256	37,399	114,857	211,436	(59,180)	189,655	429,584
Income tax expense	24,628	3,097	21,531	40,330	(15,702)	27,725	90,553

Net income	$127,628	$34,302	$93,326	$171,106	$(43,478)	$161,930	$339,031

Net income applicable to common stock	$127,275	$33,602	$93,673	$170,175	$(42,900)	$160,877	$337,169

Net income per common share - basic	$1.49	$0.37	$1.12	$1.77	$(0.28)	$1.83	$3.46

Net income per common share - diluted	$1.49	$0.37	$1.12	$1.76	$(0.27)	$1.83	$3.45

Dividends Declared per Common Share	$0.40	$0.40	$—	$0.30	$0.10	$0.80	$0.60

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table C - Consolidated Statement of Financial Condition

(Unaudited)

(In thousands)	30-Jun-20	31-Mar-20	30-Jun-19	Variance Q2 2020 vs. Q1 2020
Assets:
Cash and due from banks	$435,080	$445,551	$391,703	$(10,471)
Money market investments	9,625,278	5,941,716	3,172,116	3,683,562
Trading account debt securities, at fair value	33,560	42,545	35,623	(8,985)
Debt securities available-for-sale, at fair value	20,763,453	15,813,301	16,734,722	4,950,152
Debt securities held-to-maturity, at amortized cost	95,429	95,263	99,599	166
Less: Allowance for credit losses	12,735	13,390	—	(655)

Total debt securities held-to-maturity, net	82,694	81,873	99,599	821

Equity securities	166,476	163,058	168,154	3,418
Loans held-for-sale, at lower of cost or fair value	68,725	87,855	54,028	(19,130)
Loans held-in-portfolio	29,250,076	27,847,840	27,171,467	1,402,236
Less: Unearned income	179,523	185,568	165,722	(6,045)
Allowance for credit losses	918,434	919,716	543,666	(1,282)

Total loans held-in-portfolio, net	28,152,119	26,742,556	26,462,079	1,409,563

Premises and equipment, net	513,680	552,007	554,614	(38,327)
Other real estate	113,940	123,922	118,851	(9,982)
Accrued income receivable	220,126	176,078	170,886	44,048
Mortgage servicing assets, at fair value	141,144	147,311	153,021	(6,167)
Other assets	1,833,444	1,788,437	1,806,825	45,007
Goodwill	671,122	671,122	671,122	—
Other intangible assets	24,511	26,307	23,878	(1,796)

Total assets	$62,845,352	$52,803,639	$50,617,221	$10,041,713

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$12,520,510	$9,396,449	$8,955,304	$3,124,061
Interest bearing	41,323,790	35,400,727	33,104,533	5,923,063

Total deposits	53,844,300	44,797,176	42,059,837	9,047,124

Assets sold under agreements to repurchase	153,065	178,766	233,091	(25,701)
Other short-term borrowings	—	100,000	160,000	(100,000)
Notes payable	1,186,274	1,058,131	1,211,579	128,143
Other liabilities	1,881,548	999,961	1,232,880	881,587

Total liabilities	57,065,187	47,134,034	44,897,387	9,931,153

Stockholders’ equity:
Preferred stock	22,143	22,143	50,160	—
Common stock	1,044	1,044	1,044	—
Surplus	4,520,333	4,366,300	4,316,225	154,033
Retained earnings	2,033,782	1,940,170	1,935,826	93,612
Treasury stock	(1,016,486)	(870,675)	(392,208)	(145,811)
Accumulated other comprehensive income (loss), net of tax	219,349	210,623	(191,213)	8,726

Total stockholders’ equity	5,780,165	5,669,605	5,719,834	110,560

Total liabilities and stockholders’ equity	$62,845,352	$52,803,639	$50,617,221	$10,041,713

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

(Unaudited)

	Quarters ended									Variance
	30-Jun-20			31-Mar-20			30-Jun-19			Q2 2020 vs. Q1 2020			Q2 2020 vs. Q2 2019
($ amounts in millions; yields not on a taxable equivalent basis)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$27,356	$111.5	1.64%	$20,744	$135.7	2.63%	$19,664	$153.7	3.13%	$6,612	($24.2)	(0.99)%	$7,692	($42.2)	(1.49)%

Loans:
Commercial	13,350	168.8	5.09	12,342	183.2	5.97	12,156	186.0	6.14	1,008	(14.4)	(0.88)	1,194	(17.2)	(1.05)
Construction	935	13.2	5.69	861	13.2	6.16	806	13.5	6.74	74	—	(0.47)	129	(0.3)	(1.05)
Mortgage	7,038	92.2	5.24	7,028	93.2	5.30	7,113	95.2	5.36	10	(1.0)	(0.06)	(75)	(3.0)	(0.12)
Consumer	2,918	82.9	11.43	3,110	89.4	11.56	2,864	85.3	11.95	(192)	(6.5)	(0.13)	54	(2.4)	(0.52)
Auto	2,957	66.0	8.98	2,992	67.7	9.10	2,822	67.7	9.62	(35)	(1.7)	(0.12)	135	(1.7)	(0.65)
Lease financing	1,082	16.1	5.97	1,072	16.3	6.07	972	14.8	6.07	10	(0.2)	(0.10)	110	1.3	(0.10)

Total loans	28,280	439.2	6.24	27,405	463.0	6.79	26,733	462.5	6.94	875	(23.8)	(0.55)	1,547	(23.3)	(0.70)

Total interest earning assets	$55,636	$550.7	3.98%	$48,149	$598.7	4.99%	$46,397	$616.2	5.32%	$7,487	(48.0)	(1.01)%	$9,239	$(65.5)	(1.34)%

Allowance for credit losses - loan portfolio	(926)			(808)			(553)			(118)			(373)
Allowance for credit losses - investment securities	(13)			(13)			—			—			(13)
Other non-interest earning assets	4,100			4,026			3,931			74			169

Total average assets	$58,797			$51,354			$49,775			$7,443			$9,022

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$19,392	$11.6	0.24%	$16,229	$25.3	0.63%	$14,953	$39.3	1.05%	$3,163	$(13.7)	(0.39)%	$4,439	$(27.7)	(0.81)%
Savings	11,856	10.2	0.35	10,724	11.7	0.44	10,067	10.5	0.42	1,132	(1.5)	(0.09)	1,789	(0.3)	(0.07)
Time deposits	8,730	21.0	0.97	7,691	25.1	1.31	7,827	28.7	1.47	1,039	(4.1)	(0.34)	903	(7.7)	(0.50)

Total interest-bearing deposits	39,978	42.8	0.43	34,644	62.1	0.72	32,847	78.5	0.96	5,334	(19.3)	(0.29)	7,131	(35.7)	(0.53)
Borrowings	1,336	14.9	4.48	1,327	15.2	4.59	1,448	16.2	4.50	9	(0.3)	(0.11)	(112)	(1.3)	(0.02)

Total interest-bearing liabilities	41,314	57.7	0.56	35,971	77.3	0.86	34,295	94.7	1.11	5,343	(19.6)	(0.30)	7,019	(37.0)	(0.55)

Net interest spread			3.42%			4.13%			4.21%			(0.71)%			(0.79)%

Non-interest bearing deposits	11,006			9,005			8,868			2,001			2,138
Other liabilities	1,203			897			1,016			306			187
Stockholders’ equity	5,274			5,481			5,596			(207)			(322)

Total average liabilities and stockholders’ equity	$58,797			$51,354			$49,775			$7,443			$9,022

Net interest income / margin on a taxable equivalent basis (Non-GAAP)		$493.0	3.56%		$521.4	4.34%		$521.5	4.50%		($28.4)	(0.78)%		($28.5)	(0.94)%
Taxable equivalent adjustment		42.1			48.3			45.2			(6.2)			(3.1)

Net interest income / margin non-taxable equivalent basis (GAAP)		$450.9	3.25%		$473.1	3.94%		$476.3	4.11%		($22.2)	(0.69)%		($25.4)	(0.86)%

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table E - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

(Unaudited)

	Six months ended
	30-Jun-20			30-Jun-19			Variance
($ amounts in millions; yields not on a taxable equivalent basis)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$24,050	$247.2	2.06%	$19,221	$295.0	3.09%	$4,829	($47.8)	(1.03)%

Loans not covered under loss-sharing agreements with the FDIC:
Commercial	12,846	352.0	5.51	12,110	368.7	6.14	736	(16.7)	(0.63)
Construction	898	26.4	5.91	806	27.2	6.79	92	(0.8)	(0.88)
Mortgage	7,033	185.4	5.27	7,124	190.4	5.35	(91)	(5.0)	(0.08)
Consumer	3,014	172.2	11.49	2,839	168.1	11.94	175	4.1	(0.45)
Auto	2,975	133.8	9.04	2,776	135.3	9.83	199	(1.5)	(0.79)
Lease financing	1,077	32.4	6.02	958	29.1	6.07	119	3.3	(0.05)

Total loans	27,843	902.2	6.51	26,613	918.8	6.95	1,230	(16.6)	(0.44)

Total interest earning assets	$51,893	$1,149.4	4.45%	$45,834	$1,213.8	5.33%	$6,059	($64.4)	(0.88)%

Allowance for credit losses - loan portfolio	(867)			(564)			(303)
Allowance for credit losses - investment securities	(13)			—			(13)
Other non-interest earning assets	4,064			3,934			130

Total average assets	$55,077			$49,204			$5,873

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$17,811	$36.8	0.42%	$14,504	$73.0	1.02%	$3,307	($36.2)	(0.60)%
Savings	11,290	21.9	0.39	9,958	20.4	0.41	1,332	1.5	(0.02)
Time deposits	8,211	46.1	1.13	7,752	55.9	1.45	459	(9.8)	(0.32)

Total interest-bearing deposits	37,312	104.8	0.57	32,214	149.3	0.93	5,098	(44.5)	(0.36)
Borrowings	1,331	30.1	4.53	1,458	32.4	4.46	(127)	(2.3)	0.07

Total interest-bearing liabilities	38,643	134.9	0.70	33,672	181.7	1.09	4,971	(46.8)	(0.39)

Net interest spread			3.75%			4.24%			(0.49)%

Non-interest bearing deposits	10,004			8,910			1,094
Other liabilities	1,052			1,017			35
Stockholders’ equity	5,378			5,605			(227)

Total average liabilities and stockholders’ equity	$55,077			$49,204			$5,873

Net interest income / margin on a taxable equivalent basis (Non-GAAP)		$1,014.5	3.93%		$1,032.1	4.53%		($17.6)	(0.60)%
Taxable equivalent adjustment		90.5			84.8			5.7

Net interest income / margin non-taxable equivalent basis (GAAP)		$924.0	3.58%		$947.3	4.16%		($23.3)	(0.58)%

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table F - Mortgage Banking Activities and Other Service Fees

(Unaudited)

Mortgage Banking Activities

	Quarters ended			Variance		Six months ended		Variance
(In thousands)	30-Jun-20	31-Mar-20	30-Jun-19	Q2 2020 vs.Q1 2020	Q2 2020 vs.Q2 2019	30-Jun-20	30-Jun-19	2020 vs. 2019
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$9,058	$10,968	$11,916	$(1,910)	$(2,858)	$20,026	$23,603	$(3,577)
Mortgage servicing rights fair value adjustments	(7,640)	(5,229)	(17,186)	(2,411)	9,546	(12,869)	(21,011)	8,142

Total mortgage servicing fees, net of fair value adjustments	1,418	5,739	(5,270)	(4,321)	6,688	7,157	2,592	4,565

Net gain on sale of loans, including valuation on loans held-for-sale	5,487	3,986	5,215	1,501	272	9,473	9,232	241

Trading account loss:
Unrealized gains (losses) on outstanding derivative positions	1,695	(1,695)	(227)	3,390	1,922	—	(227)	227
Realized losses on closed derivative positions	(4,823)	(1,610)	(1,491)	(3,213)	(3,332)	(6,433)	(3,444)	(2,989)

Total trading account loss	(3,128)	(3,305)	(1,718)	177	(1,410)	(6,433)	(3,671)	(2,762)

Total mortgage banking activities	$3,777	$6,420	$(1,773)	$(2,643)	$5,550	$10,197	$8,153	$2,044

Other Service Fees

	Quarters ended			Variance		Six months ended		Variance
(In thousands)	30-Jun-20	31-Mar-20	30-Jun-19	Q2 2020 vs.Q1 2020	Q2 2020 vs.Q2 2019	30-Jun-20	30-Jun-19	2020 vs. 2019
Other service fees:
Debit card fees	$7,082	$10,237	$12,034	$(3,155)	$(4,952)	$17,319	$23,204	$(5,885)
Insurance fees	11,301	12,969	17,253	(1,668)	(5,952)	24,270	30,044	(5,774)
Credit card fees	17,762	23,186	24,794	(5,424)	(7,032)	40,948	47,080	(6,132)
Sale and administration of investment products	4,910	6,263	5,732	(1,353)	(822)	11,173	10,991	182
Trust fees	5,546	5,260	5,522	286	24	10,806	10,238	568
Other fees	5,483	6,858	8,696	(1,375)	(3,213)	12,341	16,781	(4,440)

Total other service fees	$52,084	$64,773	$74,031	$(12,689)	$(21,947)	$116,857	$138,338	$(21,481)

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table G - Loans and Deposits

(Unaudited)

Loans - Ending Balances

				Variance
(In thousands)	30-Jun-20	31-Mar-20	30-Jun-19	Q2 2020 vs.Q1 2020	Q2 2020 vs.Q2 2019
Loans held-in-portfolio:
Commercial	$13,735,082	$12,498,969	$12,216,603	$1,236,113	$1,518,479
Construction	928,507	902,380	825,419	26,127	103,088
Legacy [1]	17,000	20,435	23,893	(3,435)	(6,893)
Lease financing	1,098,188	1,088,542	991,546	9,646	106,642
Mortgage	7,521,795	7,094,757	7,198,959	427,038	322,836
Auto	2,904,324	2,954,150	2,796,403	(49,826)	107,921
Consumer	2,865,657	3,103,039	2,952,922	(237,382)	(87,265)

Total loans held-in-portfolio	$29,070,553	$27,662,272	$27,005,745	$1,408,281	$2,064,808

Loans held-for-sale:
Commercial	$6,778	$10,679	$—	$(3,901)	$6,778
Mortgage	61,947	77,176	54,028	(15,229)	7,919

Total loans held-for-sale	$68,725	$87,855	$54,028	$(19,130)	$14,697

Total loans	$29,139,278	$27,750,127	$27,059,773	$1,389,151	$2,079,505

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

Deposits - Ending Balances

				Variance
(In thousands)	30-Jun-20	31-Mar-20	30-Jun-19	Q2 2020 vs. Q1 2020	Q2 2020 vs. Q2 2019
Demand deposits [1]	$22,731,726	$17,023,170	$17,750,676	$5,708,556	$4,981,050
Savings, NOW and money market deposits (non-brokered)	22,457,951	18,786,042	16,011,646	3,671,909	6,446,305
Savings, NOW and money market deposits (brokered)	522,929	460,140	384,251	62,789	138,678
Time deposits (non-brokered)	7,919,265	8,404,525	7,816,939	(485,260)	102,326
Time deposits (brokered CDs)	212,429	123,299	96,325	89,130	116,104

Total deposits	$53,844,300	$44,797,176	$42,059,837	$9,047,124	$11,784,463

[1]	Includes interest and non-interest bearing demand deposits.

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table H - Loan Delinquency - Puerto Rico Operations

(Unaudited)

30-Jun-20
Puerto Rico
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$1,641	$2,524	$1,368	$5,533	$142,630	$148,163	$1,368	$—
Commercial real estate:
Non-owner occupied	24,091	4,120	108,671	136,882	1,940,018	2,076,900	108,671	—
Owner occupied	19,439	5,471	101,112	126,022	1,554,153	1,680,175	101,112	—
Commercial and industrial	5,422	15,404	43,892	64,718	4,382,221	4,446,939	42,739	1,153
Construction	—	—	—	—	176,612	176,612	—	—
Mortgage	279,498	123,158	1,256,359	1,659,015	4,751,803	6,410,818	397,262	859,097
Leasing	11,386	10,355	4,751	26,492	1,071,696	1,098,188	4,751	—
Consumer:
Credit cards	9,128	15,424	17,849	42,401	934,981	977,382	—	17,849
Home equity lines of credit	14	262	6	282	4,284	4,566	—	6
Personal	20,485	13,730	34,834	69,049	1,300,646	1,369,695	34,834	—
Auto	64,977	29,813	22,111	116,901	2,787,423	2,904,324	22,111	—
Other	700	344	14,426	15,470	114,971	130,441	13,755	671

Total	$436,781	$220,605	$1,605,379	$2,262,765	$19,161,438	$21,424,203	$726,603	$878,776

31-Mar-20
Puerto Rico
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$8,382	$359	$1,379	$10,120	$137,145	$147,265	$1,379	$—
Commercial real estate:
Non-owner occupied	4,632	4,382	109,054	118,068	1,968,831	2,086,899	109,054	—
Owner occupied	11,649	4,276	101,887	117,812	1,460,599	1,578,411	101,887	—
Commercial and industrial	17,112	3,608	39,280	60,000	3,458,407	3,518,407	38,784	496
Construction	4,411	—	—	4,411	159,979	164,390	—	—
Mortgage	339,648	141,841	854,105	1,335,594	4,680,414	6,016,008	404,465	449,640
Leasing	18,301	5,938	4,076	28,315	1,060,227	1,088,542	4,076	—
Consumer:
Credit cards	14,062	9,297	20,588	43,947	1,020,740	1,064,687	—	20,588
Home equity lines of credit	49	51	93	193	4,736	4,929	—	93
Personal	23,697	13,078	36,125	72,900	1,390,326	1,463,226	36,064	61
Auto	110,408	38,018	26,431	174,857	2,779,293	2,954,150	26,431	—
Other	622	293	13,966	14,881	122,086	136,967	13,543	423

Total	$552,973	$221,141	$1,206,984	$1,981,098	$18,242,783	$20,223,881	$735,683	$471,301

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$(6,741)	$2,165	$(11)	$(4,587)	$5,485	$898	$(11)	$—
Commercial real estate:
Non-owner occupied	19,459	(262)	(383)	18,814	(28,813)	(9,999)	(383)	—
Owner occupied	7,790	1,195	(775)	8,210	93,554	101,764	(775)	—
Commercial and industrial	(11,690)	11,796	4,612	4,718	923,814	928,532	3,955	657
Construction	(4,411)	—	—	(4,411)	16,633	12,222	—	—
Mortgage	(60,150)	(18,683)	402,254	323,421	71,389	394,810	(7,203)	409,457 [1]
Leasing	(6,915)	4,417	675	(1,823)	11,469	9,646	675	—
Consumer:
Credit cards	(4,934)	6,127	(2,739)	(1,546)	(85,759)	(87,305)	—	(2,739)
Home equity lines of credit	(35)	211	(87)	89	(452)	(363)	—	(87)
Personal	(3,212)	652	(1,291)	(3,851)	(89,680)	(93,531)	(1,230)	(61)
Auto	(45,431)	(8,205)	(4,320)	(57,956)	8,130	(49,826)	(4,320)	—
Other	78	51	460	589	(7,115)	(6,526)	212	248

Total	$(116,192)	$(536)	$398,395	$281,667	$918,655	$1,200,322	$(9,080)	$407,475

[1]

Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of BPPR with an offsetting liability. While the borrowers for our serviced GNMA portfolio benefited from the moratorium, the delinquency status of these loans continued to be reported to GNMA without considering the moratorium.

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table I - Loan Delinquency - Popular U.S. Operations

(Unaudited)

June 30, 2020
Popular U.S.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$—	$366	$2,097	$2,463	$1,637,996	$1,640,459	$2,097	$—
Commercial real estate:
Non-owner occupied	1,692	5,136	397	7,225	1,945,365	1,952,590	397	—
Owner occupied	1,010	—	352	1,362	345,412	346,774	352	—
Commercial and industrial	4,441	6,061	4,392	14,894	1,428,188	1,443,082	4,392	—
Construction	23,209	9,600	—	32,809	719,086	751,895	—	—
Mortgage	2,532	4,477	14,144	21,153	1,089,824	1,110,977	14,144	—
Legacy	29	83	2,001	2,113	14,887	17,000	2,001	—
Consumer:
Credit cards	—	—	—	—	26	26	—	—
Home equity lines of credit	1,715	655	8,242	10,612	100,095	110,707	8,242	—
Personal	1,638	1,524	1,976	5,138	266,330	271,468	1,976	—
Other	—	—	—	—	1,372	1,372	—	—

Total	$36,266	$27,902	$33,601	$97,769	$7,548,581	$7,646,350	$33,601	$—

March 31, 2020
Popular U.S.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$974	$—	$2,097	$3,071	$1,627,274	$1,630,345	$2,097	$—
Commercial real estate:
Non-owner occupied	25,944	—	269	26,213	1,950,611	1,976,824	269	—
Owner occupied	3,910	—	245	4,155	338,805	342,960	245	—
Commercial and industrial	1,067	3,546	4,793	9,406	1,208,452	1,217,858	4,793	—
Construction	—	—	—	—	737,990	737,990	—	—
Mortgage	25,639	391	12,176	38,206	1,040,543	1,078,749	12,176	—
Legacy	37	41	1,980	2,058	18,377	20,435	1,980	—
Consumer:
Credit cards	—	—	—	—	36	36	—	—
Home equity lines of credit	1,438	72	9,322	10,832	106,579	117,411	9,322	—
Personal	2,687	1,632	2,110	6,429	308,559	314,988	2,110	—
Other	21	—	—	21	774	795	—	—

Total	$61,717	$5,682	$32,992	$100,391	$7,338,000	$7,438,391	$32,992	$—

Variance
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$(974)	$366	$—	$(608)	$10,722	$10,114	$—	$—
Commercial real estate:
Non-owner occupied	(24,252)	5,136	128	(18,988)	(5,246)	(24,234)	128	—
Owner occupied	(2,900)	—	107	(2,793)	6,607	3,814	107	—
Commercial and industrial	3,374	2,515	(401)	5,488	219,736	225,224	(401)	—
Construction	23,209	9,600	—	32,809	(18,904)	13,905	—	—
Mortgage	(23,107)	4,086	1,968	(17,053)	49,281	32,228	1,968	—
Legacy	(8)	42	21	55	(3,490)	(3,435)	21	—
Consumer:
Credit cards	—	—	—	—	(10)	(10)	—	—
Home equity lines of credit	277	583	(1,080)	(220)	(6,484)	(6,704)	(1,080)	—
Personal	(1,049)	(108)	(134)	(1,291)	(42,229)	(43,520)	(134)	—
Auto	—	—	—	—	—	—	—	—
Other	(21)	—	—	(21)	598	577	—	—

Total	$(25,451)	$22,220	$609	$(2,622)	$210,581	$207,959	$609	$—

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table J - Loan Delinquency - Consolidated

(Unaudited)

30-Jun-20
Popular, Inc.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$1,641	$2,890	$3,465	$7,996	$1,780,626	$1,788,622	$3,465	$—
Commercial real estate:
Non-owner occupied	25,783	9,256	109,068	144,107	3,885,383	4,029,490	109,068	—
Owner occupied	20,449	5,471	101,464	127,384	1,899,565	2,026,949	101,464	—
Commercial and industrial	9,863	21,465	48,284	79,612	5,810,409	5,890,021	47,131	1,153
Construction	23,209	9,600	—	32,809	895,698	928,507	—	—
Mortgage	282,030	127,635	1,270,503	1,680,168	5,841,627	7,521,795	411,406	859,097
Leasing	11,386	10,355	4,751	26,492	1,071,696	1,098,188	4,751	—
Legacy	29	83	2,001	2,113	14,887	17,000	2,001	—
Consumer:
Credit cards	9,128	15,424	17,849	42,401	935,007	977,408	—	17,849
Home equity lines of credit	1,729	917	8,248	10,894	104,379	115,273	8,242	6
Personal	22,123	15,254	36,810	74,187	1,566,976	1,641,163	36,810	—
Auto	64,977	29,813	22,111	116,901	2,787,423	2,904,324	22,111	—
Other	700	344	14,426	15,470	116,343	131,813	13,755	671

Total	$473,047	$248,507	$1,638,980	$2,360,534	$26,710,019	$29,070,553	$760,204	$878,776

31-Mar-20
Popular, Inc.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$9,356	$359	$3,476	$13,191	$1,764,419	$1,777,610	$3,476	$—
Commercial real estate:
Non-owner occupied	30,576	4,382	109,323	144,281	3,919,442	4,063,723	109,323	—
Owner occupied	15,559	4,276	102,132	121,967	1,799,404	1,921,371	102,132	—
Commercial and industrial	18,179	7,154	44,073	69,406	4,666,859	4,736,265	43,577	496
Construction	4,411	—	—	4,411	897,969	902,380	—	—
Mortgage	365,287	142,232	866,281	1,373,800	5,720,957	7,094,757	416,641	449,640
Leasing	18,301	5,938	4,076	28,315	1,060,227	1,088,542	4,076	—
Legacy	37	41	1,980	2,058	18,377	20,435	1,980	—
Consumer:
Credit cards	14,062	9,297	20,588	43,947	1,020,776	1,064,723	—	20,588
Home equity lines of credit	1,487	123	9,415	11,025	111,315	122,340	9,322	93
Personal	26,384	14,710	38,235	79,329	1,698,885	1,778,214	38,174	61
Auto	110,408	38,018	26,431	174,857	2,779,293	2,954,150	26,431	—
Other	643	293	13,966	14,902	122,860	137,762	13,543	423

Total	$614,690	$226,823	$1,239,976	$2,081,489	$25,580,783	$27,662,272	$768,675	$471,301

Variance
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans
Commercial multi-family	$(7,715)	$2,531	$(11)	$(5,195)	$16,207	$11,012	$(11)	$—
Commercial real estate:
Non-owner occupied	(4,793)	4,874	(255)	(174)	(34,059)	(34,233)	(255)	—
Owner occupied	4,890	1,195	(668)	5,417	100,161	105,578	(668)	—
Commercial and industrial	(8,316)	14,311	4,211	10,206	1,143,550	1,153,756	3,554	657
Construction	18,798	9,600	—	28,398	(2,271)	26,127	—	—
Mortgage	(83,257)	(14,597)	404,222	306,368	120,670	427,038	(5,235)	409,457 [1]
Leasing	(6,915)	4,417	675	(1,823)	11,469	9,646	675	—
Legacy	(8)	42	21	55	(3,490)	(3,435)	21	—
Consumer:
Credit cards	(4,934)	6,127	(2,739)	(1,546)	(85,769)	(87,315)	—	(2,739)
Home equity lines of credit	242	794	(1,167)	(131)	(6,936)	(7,067)	(1,080)	(87)
Personal	(4,261)	544	(1,425)	(5,142)	(131,909)	(137,051)	(1,364)	(61)
Auto	(45,431)	(8,205)	(4,320)	(57,956)	8,130	(49,826)	(4,320)	—
Other	57	51	460	568	(6,517)	(5,949)	212	248

Total	$(141,643)	$21,684	$399,004	$279,045	$1,129,236	$1,408,281	$(8,471)	$407,475

[1]

Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of BPPR with an offsetting liability. While the borrowers for our serviced GNMA portfolio benefited from the moratorium, the delinquency status of these loans continued to be reported to GNMA without considering the moratorium.

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table K - Non-Performing Assets

(Unaudited)

							Variance
(Dollars in thousands)	30-Jun-20	As a % of loans HIP by category	31-Mar-20	As a % of loans HIP by category	30-Jun-19	As a % of loans HIP by category	Q2 2020 vs. Q1 2020	Q2 2020 vs. Q2 2019
Non-accrual loans:
Commercial [1]	$261,128	1.9%	$258,508	2.1%	$155,348	1.3%	$2,620	$105,780
Construction	—	—	—	—	13,848	1.7	—	(13,848)
Legacy [2]	2,001	11.8	1,980	9.7	2,469	10.3	21	(468)
Lease financing	4,751	0.4	4,076	0.4	2,830	0.3	675	1,921
Mortgage [1]	411,406	5.5	416,641	5.9	318,396	4.4	(5,235)	93,010
Auto	22,111	0.8	26,431	0.9	28,085	1.0	(4,320)	(5,974)
Consumer [1]	58,807	2.1	61,039	2.0	43,382	1.5	(2,232)	15,425

Total non-performing loans held-in-portfolio	760,204	2.6%	768,675	2.8%	564,358	2.1%	(8,471)	195,846
Non-performing loans held-for-sale [3]	6,778		10,679		—		(3,901)	6,778
Other real estate owned (“OREO”)	113,940		123,922		118,851		(9,982)	(4,911)

Total non-performing assets	$880,922		$903,276		$683,209		$(22,354)	$197,713

Accruing loans past due 90 days or more [4] [5]	$878,776		$471,301		$494,488		$407,475	$384,288

Ratios:
Non-performing assets to total assets	1.40%		1.71%		1.35%
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.62		2.78		2.09
Allowance for credit losses to loans held-in-portfolio	3.16		3.32		2.01
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	120.81		119.65		96.33

[1]

The increase in non-accrual loans during the first quarter of 2020 includes the initial impact of $278 million related to the adoption of CECL on the portfolio of previously purchased credit deteriorated loans. This included mortgage loans for $133 million, commercial loans for $131 million and $14 million in consumer loans.

[2]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

[3]	There were $7 million in non-performing commercial loans held-for-sale as of June 30, 2020, $11 million for the quarter ended March 31, 2020 and none for the quarter ended June 30, 2019.
[4]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These include loans rebooked, which were previously pooled into GNMA securities amounting to $522 million (March 31, 2020 - $111 million; June 30, 2019 - $96 million). Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of BPPR with an offsetting liability. While the borrowers for our serviced GNMA portfolio benefited from the moratorium, the delinquency status of these loans continued to be reported to GNMA without considering the moratorium. These balances include $234 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of June 30, 2020 (March 31, 2020 - $222 million; June 30, 2019 - $262 million). Furthermore, the Corporation has approximately $62 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets (March 31, 2020 - $62 million; June 30, 2019 - $66 million).

[5]

The carrying value of loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $248 million at June 30, 2019. This amount is excluded from the above table as the loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table L - Activity in Non-Performing Loans

(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Jun-20			31-Mar-20
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$251,104	$7,404	$258,508	$147,255	$3,505	$150,760
Transition of PCI to PCD loans under CECL	—	—	—	112,517	18,547	131,064
Plus:
New non-performing loans	14,187	1,986	16,173	4,954	166	5,120
Advances on existing non-performing loans	—	100	100	—	95	95
Less:
Non-performing loans transferred to OREO	—	—	—	(2,202)	—	(2,202)
Non-performing loans charged-off	(1,402)	(368)	(1,770)	(2,146)	(554)	(2,700)
Loans returned to accrual status / loan collections	(9,999)	(1,884)	(11,883)	(9,274)	(3,676)	(12,950)
Loans transferred to held-for-sale	—	—	—	—	(10,679)	(10,679)

Ending balance NPLs	$253,890	$7,238	$261,128	$251,104	$7,404	$258,508

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Jun-20			31-Mar-20
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$—	$—	$—	$119	$26	$145
Less:
Loans returned to accrual status / loan collections	—	—	—	(119)	(26)	(145)

Ending balance NPLs	$—	$—	$—	$—	$—	$—

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Jun-20			31-Mar-20
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$404,465	$12,176	$416,641	$283,708	$11,091	$294,799
Transition of PCI to PCD loans under CECL	—	—	—	133,186	—	133,186
Plus:
New non-performing loans	82,560	7,440	90,000	75,966	4,007	79,973
Advances on existing non-performing loans	—	11	11	—	52	52
Less:
Non-performing loans transferred to OREO	(48)	—	(48)	(8,188)	—	(8,188)
Non-performing loans charged-off	(7,847)	(7)	(7,854)	(4,747)	—	(4,747)
Loans returned to accrual status / loan collections	(81,868)	(5,476)	(87,344)	(75,460)	(2,974)	(78,434)

Ending balance NPLs	$397,262	$14,144	$411,406	$404,465	$12,176	$416,641

Total non-performing loans held-in-portfolio (excluding consumer):
	Quarter ended			Quarter ended
	30-Jun-20			31-Mar-20
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$655,569	$21,560	$677,129	$431,082	$16,621	$447,703
Transition of PCI to PCD loans under CECL	—	—	—	245,703	18,547	264,250
Plus:
New non-performing loans	96,747	9,426	106,173	80,920	4,173	85,093
Advances on existing non-performing loans	—	137	137	—	171	171
Less:
Non-performing loans transferred to OREO	(48)	—	(48)	(10,390)	—	(10,390)
Non-performing loans charged-off	(9,249)	(375)	(9,624)	(6,893)	(554)	(7,447)
Loans returned to accrual status / loan collections	(91,867)	(7,365)	(99,232)	(84,853)	(6,719)	(91,572)
Loans transferred to held-for-sale	—	—	—	—	(10,679)	(10,679)

Ending balance NPLs [1]	$651,152	$23,383	$674,535	$655,569	$21,560	$677,129

[1]	Includes $2.0 million of NPLs related to the legacy portfolio as of June 30, 2020 (March 31, 2020 - $2.0 million).

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

(Unaudited)

	Quarter ended 30-Jun-20	Quarter ended 31-Mar-20	Quarter ended 30-Jun-19
(Dollars in thousands)	Total	Total	Total
Balance at beginning of period	$919,716	$477,708	$550,628
Impact of adopting CECL	—	315,107	—
Provision for credit losses	63,104	188,995	40,191
Initial allowance for credit losses - PCD Loans	567	429	—

	983,387	982,239	590,819

Net loans charged-off:
BPPR
Commercial	1,097	580	184
Construction	(195)	(19)	(54)
Lease financing	3,390	3,307	1,630
Mortgage	7,554	5,538	8,713
Consumer	50,297	50,111	26,694

Total BPPR	62,143	59,517	37,167

Popular U.S.
Commercial	(897)	100	5,791
Construction	—	(155)	—
Legacy [1]	113	(101)	(277)
Mortgage	(19)	(1)	230
Consumer	3,613	3,163	4,242

Total Popular U.S.	2,810	3,006	9,986

Total loans charged-off - Popular, Inc.	64,953	62,523	47,153

Balance at end of period	$918,434	$919,716	$543,666

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	0.92%	0.91%	0.71%
Provision for credit losses to net charge-offs	97.15%	302.28%	85.24%
BPPR
Annualized net charge-offs to average loans held-in-portfolio	1.20%	1.18%	0.75%
Provision for credit losses to net charge-offs	97.23%	189.87%	77.96%
Popular U.S.
Annualized net charge-offs to average loans held-in-portfolio	0.15%	0.17%	0.59%
Provision for credit losses to net charge-offs	95.41%	2527.98%	112.32%

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table N - Allowance for Credit Losses “ACL”- Loan Portfolios - CONSOLIDATED

(Unaudited)

30-Jun-20
(Dollars in thousands)	Commercial	Construction	Legacy [1]	Mortgage	Lease financing	Consumer	Total
Total ACL	$314,956	$6,417	$2,052	$222,237	$13,093	$359,679	$918,434
Total loans held-in-portfolio	$13,735,082	$928,507	$17,000	$7,521,795	$1,098,188	$5,769,981	$29,070,553
ACL to loans held-in-portfolio	2.29%	0.69%	12.07%	2.95%	1.19%	6.23%	3.16%

[1]   The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

31-Mar-20
(Dollars in thousands)	Commercial	Construction	Legacy [1]	Mortgage	Lease financing	Consumer	Total
Total ACL	$305,048	$2,591	$2,026	$227,087	$12,589	$370,375	$919,716
Total loans held-in-portfolio	$12,498,969	$902,380	$20,435	$7,094,757	$1,088,542	$6,057,189	$27,662,272
ACL to loans held-in-portfolio	2.44%	0.29%	9.91%	3.20%	1.16%	6.11%	3.32%

[1]   The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

Variance
(Dollars in thousands)	Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Total ACL	$9,908	$3,826	$26	$(4,850)	$504	$(10,696)	$(1,282)
Total loans held-in-portfolio	$1,236,113	$26,127	$(3,435)	$427,038	$9,646	$(287,208)	$1,408,281

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table O - Allowance for Credit Losses - Loan Portfolios - PUERTO RICO OPERATIONS

(Unaudited)

30-Jun-20
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:	$214,927	$354	$199,250	$13,093	$328,158	$755,782
Loans held-in-portfolio:	8,352,177	176,612	6,410,818	1,098,188	5,386,408	21,424,203

ACL to loans held-in-portfolio:	2.57%	0.20%	3.11%	1.19%	6.09%	3.53%

31-Mar-20
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:	$207,850	$419	$202,800	$12,589	$333,277	$756,935
Loans held-in-portfolio:	7,330,982	164,390	6,016,008	1,088,542	5,623,959	20,223,881

ACL to loans held-in-portfolio:	2.84%	0.25%	3.37%	1.16%	5.93%	3.74%

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:	$7,077	$(65)	$(3,550)	$504	$(5,119)	$(1,153)
Loans held-in-portfolio:	1,021,195	12,222	394,810	9,646	(237,551)	1,200,322

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table P - Allowance for Credit Losses - Loan Portfolios - POPULAR U.S. OPERATIONS

(Unaudited)

30-Jun-20
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:	$100,029	$6,063	$2,052	$22,987	$31,521	$162,652
Loans held-in-portfolio:	5,382,905	751,895	17,000	1,110,977	383,573	7,646,350

ACL to loans held-in-portfolio:	1.86%	0.81%	12.07%	2.07%	8.22%	2.13%

31-Mar-20
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:	$97,198	$2,172	$2,026	$24,287	$37,098	$162,781
Loans held-in-portfolio:	5,167,987	737,990	20,435	1,078,749	433,230	7,438,391

ACL to loans held-in-portfolio:	1.88%	0.29%	9.91%	2.25%	8.56%	2.19%

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:	$2,831	$3,891	$26	$(1,300)	$(5,577)	$(129)
Loans held-in-portfolio:	214,918	13,905	(3,435)	32,228	(49,657)	207,959

Popular, Inc.

Financial Supplement to Second Quarter 2020 Earnings Release

Table Q - Reconciliation to GAAP Financial Measures

(Unaudited)

(In thousands, except share or per share information)	30-Jun-20	31-Mar-20	30-Jun-19
Total stockholders’ equity	$5,780,165	$5,669,605	$5,719,834
Less: Preferred stock	(22,143)	(22,143)	(50,160)
Less: Goodwill	(671,122)	(671,122)	(671,122)
Less: Other intangibles	(24,511)	(26,307)	(23,878)

Total tangible common equity	$5,062,389	$4,950,033	$4,974,674

Total assets	$62,845,352	$52,803,639	$50,617,221
Less: Goodwill	(671,122)	(671,122)	(671,122)
Less: Other intangibles	(24,511)	(26,307)	(23,878)

Total tangible assets	$62,149,719	$52,106,210	$49,922,221

Tangible common equity to tangible assets	8.15%	9.50%	9.96%
Common shares outstanding at end of period	84,184,927	88,125,974	96,703,351
Tangible book value per common share	$60.13	$56.17	$51.44

	Quarterly average
Total stockholders’ equity [1]	$5,274,071	$5,481,179	$5,595,762
Less: Preferred Stock	(22,143)	(38,768)	(50,160)
Less: Goodwill	(671,121)	(671,121)	(671,121)
Less: Other intangibles	(25,497)	(27,826)	(24,715)

Total tangible equity	$4,555,310	$4,743,464	$4,849,766
Return on average tangible common equity	11.23%	2.87%	14.07%

[1]	Average balances exclude unrealized gains or losses on debt securities available-for-sale.

CONTACT:

Popular, Inc.

Investor Relations:

Paul Cardillo, 212-417-6721

Senior Vice President, Investor Relations Officer

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications